Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-35311, No. 333-93879, and No. 333-123406) pertaining to the Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees of our report dated June 20, 2008, with respect to the financial statements and schedule of the Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees in this Annual Report (Form 11-K) for the year ended December 31, 2007.

Ernst & Young, LLP
Milwaukee, Wisconsin
June 20, 2008